UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Finisar Corporation

(Name of Registrant as Specified In Its Charter)

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1389 Moffett Park Drive
Sunnyvale, California 94089

February 21, 2008

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Wednesday, March 19, 2008, at 10:00 a.m. local time, at the offices of DLA Piper US LLP, 2000 University Avenue, East Palo Alto, California 94303. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a proxy statement, which describe the formal business to be conducted at the meeting, follow this letter. We urge you to read the proxy statement carefully in its entirety before you vote.

Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important. After reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope. Alternatively, you may be able to submit your proxy or voting instructions by telephone or the Internet. We ask that you vote promptly even if you plan to attend the meeting.

A copy of our Annual Report to Stockholders for the fiscal year ended April 30, 2007 is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

Jerry S. Rawls
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, March 19, 2008

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of Finisar Corporation, a Delaware corporation, will be held on Wednesday, March 19, 2008, at 10:00 a.m. local time, at the offices of DLA Piper US LLP, 2000 University Avenue, East Palo Alto, California 94303, for the following purposes:

1. To elect three Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To consider and vote upon a proposal to extend the time within which our board of directors is authorized to effect a reverse stock split of the common stock of Finisar Corporation, at a ratio of not less than one-for-two and not more than one-for-eight, with the exact ratio to be set at a whole number within this range to be determined by our board of directors in its discretion, to any time between the date of the meeting and prior to the 2009 annual meeting of stockholders.

3. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2008.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These items of business are described in the attached proxy statement, which is being mailed beginning on or about February 21, 2008. Stockholders of record at the close of business on February 11, 2008 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1389 Moffett Park Drive, Sunnyvale, California 94089.

Stephen K. Workman
Secretary

Sunnyvale, California
February 21, 2008

IMPORTANT:  Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. Alternatively, you may be able to submit your proxy or voting instructions by telephone or the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Page

SOLICITATION AND VOTING	1
PROPOSAL NO. 1 ELECTION OF DIRECTORS	2
Meetings of the Board of Directors and Committees	4
Director Nominations	5
Communications by Stockholders with Directors	6
Director Attendance at Annual Meetings	6
Committee Charters and Other Corporate Governance Materials	6
PROPOSAL NO. 2 APPROVAL OF A PROPOSAL TO EXTEND THE TIME WITHIN WHICH OUR BOARD OF DIRECTORS IS AUTHORIZED TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOT MORE THAN ONE-FOR-EIGHT, WITH THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, TO ANY TIME PRIOR TO THE 2009 ANNUAL MEETING OF STOCKHOLDERS	7
General	7
Purposes of the Reverse Stock Split	7
Certain Risks Associated with the Reverse Stock Split	8
Effectiveness of the Reverse Stock Split	8
Effects of the Reverse Stock Split if Implemented	9
Fractional Shares	10
Effect on Certificated Shares	10
Effect on Registered “Book-Entry” Holders of Common Stock (i.e., Stockholders that are registered on our transfer agent’s books and records but do not hold stock certificates)	10
Effect on Beneficial Holders of Common Stock (i.e. Stockholders who hold in “street name”)	11
Accounting Matters	11
Potential Anti-Takeover Effect	11
U.S. Federal Income Tax Consequences of the Reverse Stock Split	11
No Appraisal Rights	12
Reservation of Right to Abandon Reverse Stock Split	12
Vote Required and Recommendation of the Board of Directors	12
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	12
Vote Required and Recommendation of the Board of Directors	13
PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY MANAGEMENT	14
EXECUTIVE COMPENSATION AND RELATED MATTERS	17
Executive Compensation	17
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	20
Summary Compensation Information	20
Grant of Plan-Based Awards	21
Outstanding Equity Awards at Fiscal Year-End	22
Option Exercises	23
Potential Payments Upon Termination or Change in Control	23
Director Compensation	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
EQUITY COMPENSATION PLAN INFORMATION	25
Material Features of the 2001 Nonstatutory Stock Option Plan	26
REPORT OF THE AUDIT COMMITTEE	26
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	27
OTHER MATTERS	28

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Finisar Corporation, a Delaware corporation, for use at the annual meeting of stockholders to be held on Wednesday, March 19, 2008, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are first being mailed to stockholders on or about February 21, 2008.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on February 11, 2008 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 308,771,234 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Vote Required.  Directors are elected by a plurality of votes cast. The three persons receiving the greatest number of votes will be elected. The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the proposal to amend our Restated Certificate of Incorporation to effect a reverse stock split. The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting is required to ratify the appointment of an independent auditing firm. Broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting and, therefore, do not have an effect on Proposals No. 1 or 3. However, with respect to Proposal No. 2 a broker non-vote will have the same effect as a negative vote. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, the proposed amendment to our Restated Certificate of Incorporation. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for determining whether stockholders have approved that matter. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. The inspector of election appointed for the meeting will separately tabulate affirmative and negative votes (including WITHHOLD AUTHORITY votes in the election of directors), abstentions and broker non-votes.

Solicitation of Proxies.  We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. We have also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. We will pay MacKenzie Partners, Inc. approximately $5,000 for its services, in addition to reimbursement for its out-of-pocket expenses.

Voting of Proxies.  All valid proxies received before or at the meeting will, unless the proxies are revoked, be voted. Where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted “FOR” the election of management’s nominees for director and “FOR” the other proposals discussed in this proxy statement. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of Finisar, at 1389 Moffett Park Drive, Sunnyvale, California 94089, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy.

If you hold your shares directly registered in your name with American Stock Transfer & Trust Company, you may vote by telephone or via the Internet. To vote by telephone, call 1-800-PROXIES. Instructions for voting via the Internet are set forth on the enclosed proxy card if you hold your shares directly registered in your name with American Stock Transfer & Trust Company. Many banks and brokerage firms have a process for their beneficial owners to provide instructions over the telephone or via the Internet. Your voting form from your broker or bank will contain instructions for voting.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on March 18, 2008. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of seven directors. We have a classified board of directors consisting of two Class I directors, three Class II directors and two Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting.

The terms of the Class II directors will expire on the date of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class II directors of the board of directors at the meeting. Management’s nominees for election by the stockholders to those three positions are the current Class II members of the board of directors, David C. Fries, Frank H. Levinson and Robert N. Stephens. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2010 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than three persons. If a quorum is present and voting, the three nominees for Class II director receiving the highest number of votes will be elected as Class II directors.

The board of directors recommends a vote “FOR” the nominees named above.

The following table sets forth, for our current directors, including the nominees for Class II directors to be elected at this meeting, information with respect to their ages and background as of February 1, 2008.

Name	Position with Finisar	Age	Director Since

Class I directors whose terms expire at the 2009 Annual Meeting of Stockholders:
Roger C. Ferguson	Director	64	1999
Larry D. Mitchell	Director	65	1999
Class II directors nominated for election at this meeting:
David C. Fries	Director	62	2005
Frank H. Levinson	Director	54	1988
Robert N. Stephens	Director	62	2005
Class III directors whose terms expire at the 2008 Annual Meeting of Stockholders:
Jerry S. Rawls	Chairman of the Board, President and Chief Executive Officer	63	1989
Dominique Trempont	Director	53	2005

Nominees for Election for a Three Year Term Expiring at the 2010 Annual Meeting of Stockholders

David C. Fries has served as a member of our board of directors since June 2005. Dr. Fries has been employed by VantagePoint Venture Partners, a venture capital investment firm, since August 2001 where he currently serves as a Managing Director and Co-Head of the Semiconductor and Components Practice. Prior to joining VantagePoint, he was the Chief Executive Officer of Productivity Solutions, Inc., a Florida-based developer of automated checkout technologies for food and discount retailers, from 1995 to 1999. For seven years prior to that, he was a general partner of Canaan Partners, a venture capital firm. Dr. Fries served 17 years in numerous executive roles in engineering, manufacturing, senior management and finance at General Electric Company, including directing GE Venture Capital’s California operation, which later became Canaan Partners. Dr. Fries also serves as a director of Aviza Technology, Inc., a semiconductor equipment company. Dr. Fries holds a B.S. in Chemistry from Florida Atlantic University and a Ph.D. in Physical Chemistry from Case Western Reserve University.

Frank H. Levinson founded Finisar in April 1987 and has served as a member of our board of directors since February 1988. Dr. Levinson served as our Chairman of the Board and Chief Technical Officer from August 1999 to January 2006 and also served as our Chief Executive Officer from February 1988 to August 1999. From September 1980 to December 1983, Dr. Levinson was a member of Technical Staff at AT&T Bell Laboratories. From January 1984 to July 1984, he was a Member of Technical Staff at Bellcore, a provider of services and products to the communications industry. From April 1985 to December 1985, Dr. Levinson was the principal optical scientist at Raychem Corporation, and from January 1986 to February 1988, he was Optical Department Manager at Raynet, Inc., a fiber optic systems company. Dr. Levinson serves as a director of Fabrinet, Inc., a privately held contract manufacturing company. Dr. Levinson holds a B.S. in Mathematics/Physics from Butler University and an M.S. and Ph.D. in Astronomy from the University of Virginia.

Robert N. Stephens has served as a member of our board of directors since August 2005. Mr. Stephens served as the Chief Executive Officer since April 1999 and President since October 1998 of Adaptec, Inc., a storage solutions provider, until his retirement in May 2005. Mr. Stephens joined Adaptec in November 1995 as Chief Operating Officer. Before joining Adaptec, Mr. Stephens was the founder and chief executive officer of Power I/O, a company that developed serial interface solutions and silicon expertise for high-speed data networking, that was acquired by Adaptec in 1995. Prior to founding Power I/O, Mr. Stephens was President and CEO of Emulex Corporation, which designs, develops and supplies Fibre Channel host bus adapters. Before joining Emulex, Mr. Stephens was senior vice president, general manger, and founder of the Microcomputer Products Group at Western Digital Corporation. He began his career at IBM, where he served over 15 years in a variety of management positions. Mr. Stephens holds bachelor’s and master’s degrees from San Jose State University.

Directors Continuing in Office until the 2008 Annual Meeting of Stockholders

Jerry S. Rawls has served as a member of our board of directors since March 1989 and as our Chairman of the Board since January 2006. Mr. Rawls has served as our Chief Executive Officer since August 1999. Mr. Rawls has also served as our President since April 2003 and previously held that title from April 1989 to September 2002. From September 1968 to February 1989, Mr. Rawls was employed by Raychem Corporation, a materials science and engineering company, where he held various management positions including Division General Manager of the Aerospace Products Division and Interconnection Systems Division. Mr. Rawls holds a B.S. in Mechanical Engineering from Texas Tech University and an M.S. in Industrial Administration from Purdue University.

Dominique Trempont has served as a member of our board of directors since August 2005. Mr. Trempont is also a member of the board of directors of 3Com Corporation, a networking company, and chairs its Finance and Audit Committee. Prior to joining the boards of Finisar and 3Com, Mr. Trempont was CEO in residence at Battery Ventures from August 2003 until June 2004. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a software company focused on enterprise self-service applications, from November 1999 to November 2002. Mr. Trempont was President and Chief Executive Officer of Gemplus Corporation, a smart card company, from May 1997 to June 1999. Prior to Gemplus, Mr. Trempont served as Chief Financial Officer and head of Operations at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a materials science and engineering company. Mr. Trempont received an undergraduate degree in Economics from College Saint Louis (Belgium), a B.A. in Business Administration and Computer Sciences from the University of Louvain (Belgium), with high honors, and a masters in Business Administration from INSEAD (France/Singapore).

Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

Roger C. Ferguson has served as a member of our board of directors since August 1999. From June 1999 to December 2001, Mr. Ferguson served as Chief Executive Officer of Semio Corp., an early stage software company. Mr. Ferguson has served as a principal in VenCraft, LLC, a venture capital partnership, since July 1997. From August 1993 to July 1997, Mr. Ferguson was Chief Executive Officer of DataTools, Inc., a database software company. From 1987 to 1993, Mr. Ferguson served as Chief Operating Officer for Network General Inc., a network analysis company. Mr. Ferguson holds a B.A. in Psychology from Dartmouth College and an M.B.A. from the Amos Tuck School at Dartmouth.

Larry D. Mitchell has served as a member of our board of directors since October 1999. Mr. Mitchell was employed by the Hewlett-Packard Company for 29 years, retiring in October 1997 as a site General Manager in Roseville, California, a position he held for three years. During the 26 years prior to October 1994, Mr. Mitchell served in a variety of management positions with Hewlett-Packard. Currently, Mr. Mitchell is Director of Operations for SP Communications, a startup electronics company. Mr. Mitchell also served on the Board of Directors of Placer Sierra Bancshares until its acquisition by Wells Fargo Bank in June 2007, and served as Chairman from August 2006 until June 2007. Mr. Mitchell holds a B.A. in Engineering Science from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

The board of directors has determined that, other than Jerry S. Rawls, our Chairman of the Board, President and Chief Executive Officer, and Frank H. Levinson, our former Chairman of the Board and Chief Technical Officer, each of the current members of the board is “independent” in accordance with the applicable listing standards of the Nasdaq Stock Market as currently in effect.

Meetings of the Board of Directors and Committees

The board of directors held ten meetings during the fiscal year ended April 30, 2007. The board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

Audit Committee.  The members of the Audit Committee during fiscal 2007 were Messrs. Ferguson, Mitchell and Trempont. Each of the members of the Audit Committee is independent for purposes of the Nasdaq listing standards as they apply to audit committee members. Messrs. Ferguson and Trempont are audit committee financial experts, as defined in the rules of the Securities and Exchange Commission. The functions of the Audit Committee include overseeing the quality of our financial reports and other financial information and our compliance with legal and regulatory requirements; appointing and evaluating our independent auditors, including reviewing their independence, qualifications and performance and reviewing and approving the terms of their engagement for audit services and non-audit services; and establishing and observing complaint procedures regarding accounting, internal auditing controls and auditing matters. The Audit Committee held 16 meetings during the fiscal year ended April 30, 2007.

Compensation Committee.  The members of the Compensation Committee during fiscal 2007 were Messrs. Ferguson, Fries, Mitchell and Stephens. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq listing standards. The Compensation Committee reviews and approves the compensation and benefits of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. For additional information about the Compensation Committee, see “Executive Compensation and Related Matters — Compensation Discussion and Analysis” below. The Compensation Committee held seven meetings during the fiscal year ended April 30, 2007.

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee during fiscal 2007 were Messrs. Ferguson, Fries, Mitchell and Stephens. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the Nasdaq listing standards. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the board of directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the board of directors and oversees the regular evaluation of our directors and management. The Nominating and Corporate Governance Committee held two meetings during the fiscal year ended April 30, 2007.

Director Nominations

Nominations of candidates for election as directors may be made by the board of directors or by stockholders. The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the board of directors of nominees for election as directors.

When considering the nomination of directors for election at an annual meeting, the Nominating and Corporate Governance Committee reviews the needs of the board of directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. When reviewing potential nominees, including incumbents, the Nominating and Corporate Governance Committee considers the perceived needs of the board of directors, the candidate’s relevant background, experience and skills and expected contributions to the board of directors. The Nominating and Corporate Governance Committee also seeks appropriate input from the Chief Executive Officer in assessing the needs of the board of directors for relevant background, experience and skills of its members.

The Nominating and Corporate Governance Committee’s goal is to assemble a board of directors that brings to Finisar a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to Finisar’s global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or have been affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all board and committee responsibilities that will be expected of them. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and applicable committees. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Corporate Governance Committee believes that it is preferable that a majority of the board of directors meet the definition of “independent director” set forth in Nasdaq and SEC rules. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of the Company’s management, including the Chief Executive Officer, to serve on the board of directors.

The Nominating and Corporate Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Corporate Governance Committee believes that the board of directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will also consider candidates for directors recommended by a stockholder, provided that any such recommendation is sent in writing to the board of directors, c/o Corporate Secretary, 1389 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097; Email address: corporate.secretary@finisar.com, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our bylaws have been met. Under our bylaws, written notice of such nomination, including certain information and representations specified in the bylaws, must be delivered to our principal executive offices, addressed to the Corporate Secretary, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

In April 2005, we entered into an agreement with VantagePoint Venture Partners under which we agreed to use our reasonable best efforts to elect a nominee of VantagePoint to our board of directors, provided that the nominee was reasonably acceptable to the board’s Nominating and Corporate Governance Committee as well as our full board of directors. See “Certain Relationships and Related Transactions” below. VantagePoint nominated Dr. Fries for election to our board of directors. The members of the Nominating and Corporate Governance Committee met with Dr. Fries and evaluated his qualifications using the criteria described above. Following interviews and discussions regarding his candidacy, the Nominating and Corporate Governance Committee recommended to the entire board that Dr. Fries be elected to our board of directors. On June 7, 2005, Dr. Fries was unanimously elected to our board of directors. Our obligations regarding the election of a nominee of VantagePoint to our board of directors have terminated.

Communications by Stockholders with Directors

Stockholders may communicate with the board of directors, or any individual director, by transmitting correspondence by mail, facsimile or email, addressed as follows: Board of Directors or individual director, c/o Corporate Secretary, 1389 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097; Email Address: corporate.secretary@finisar.com. The Corporate Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the board of directors or to the identified director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We will make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders. Four directors attended our last annual meeting of stockholders held on September 28, 2006.

Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted a Code of Ethics (the “Code”) that outlines the principles of legal and ethical business conduct under which we do business. The Code, which is applicable to all directors, employees and officers of Finisar, is available at http://investor.finisar.com/corpgov.cfm. Any substantive amendment or waiver of the Code may be made only by the board of directors upon a recommendation of the Audit Committee, and will be disclosed on our website. In addition, disclosure of any waiver of the Code for directors and executive officers will also be made by the filing of a Form 8-K with the SEC.

The board has also adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each charter is available on our website at http://investor.finisar.com/corpgov.cfm.

PROPOSAL NO. 2

APPROVAL OF A PROPOSAL TO EXTEND THE TIME WITHIN WHICH OUR BOARD OF DIRECTORS IS AUTHORIZED TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOT MORE THAN ONE-FOR-EIGHT, WITH THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, TO ANY TIME PRIOR TO THE 2009 ANNUAL MEETING OF STOCKHOLDERS

General

At the annual meeting of stockholders held on September 28, 2006, the stockholders approved a proposal to authorize our board of directors to amend our Restated Certificate of Incorporation to effect a reverse stock split at a ratio of between 1-for-2 to 1-for-8 in the form set forth in Appendix “A” to this proxy statement (the “Amendment”) at any time prior to the upcoming annual meeting of stockholders. The board of directors has not taken action to effect a reverse stock split pursuant to that approval and such authorization will terminate at the upcoming annual meeting. The board of directors is hereby soliciting stockholder approval of an extension of time within which the board is authorized to effect the reverse stock split to any time between the date of the upcoming meeting and prior to the 2009 annual meeting of stockholders. A vote FOR Proposal 2 will constitute approval of the Amendment providing for the combination of any whole number of shares of common stock between and including two and eight into one share of common stock and will grant the board of directors the authority to select which of the approved exchange ratios within that range will be implemented. If the stockholders approve this proposal, the board of directors will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the stockholders, to effect a reverse stock split in any of the approved ratios by filing a certificate of amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State at any time after the approval of the proposal. If the certificate of amendment has not been filed with the Delaware Secretary of State prior to the 2009 annual meeting of stockholders, which is expected to be held in the fall of 2009, the board of directors will abandon the Amendment constituting the reverse stock split. In that case, the board of directors may again seek stockholder approval for a reverse stock split if it deems a reverse stock split would be advisable.

Finisar currently has 750,000,000 authorized shares of common stock. As of February 11, 2008, the record date for the annual meeting, 308,771,234 shares of common stock were outstanding. The reverse stock split, if implemented, would reduce the number of issued and outstanding shares of common stock, but would not change the number of authorized shares, the par value or the voting rights of the common stock and, except for the impact of the elimination of fractional shares, each stockholder’s proportionate ownership interest in Finisar would be the same immediately before and after the reverse stock split.

The board believes that stockholder approval of a range of exchange ratios (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve this proposal, in connection with any determination to effect the reverse stock split, the board will set the time for such a split and select a specific ratio at a whole number within the range. These determinations will be made by the board with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

The board reserves its right to elect not to proceed with, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of Finisar and its stockholders.

Purposes of the Reverse Stock Split

We believe that increasing our stock price through a reverse stock split will have a number of benefits:

•	Increase stock price to a more attractive level for investors. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we believe the price of our common stock may be raised to a level where our stock would be viewed more favorably by potential investors.

•	Reduced Costs for Investors. We believe that when investors buy or sell our common stock, many of them pay commissions that are based on the number of shares bought or sold, and that brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stock. A higher stock price after a reverse stock split would reduce these costs. Lower commissions may also make our stock an attractive investment to additional investors.

•	Allow for a greater increase or decrease in our reported earnings per share. We believe that many investors buy or sell our common stock based on our reported earnings per share in comparison to prior periods or previous expectations. By effecting a reverse stock split and reducing the number of outstanding shares, the fluctuations in our calculated earnings per share will be more noticeable as our revenues fluctuate.

•	Attract and Retain Employees and Service Providers. We believe that a higher stock price will help us attract and retain employees and other service providers who may be less likely to work for a company with a low stock price.

Certain Risks Associated with the Reverse Stock Split

•	While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•	There can be no assurance that the market price per share of our common stock immediately after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split. For example, based on the market price of our common stock on February 14, 2008 of $1.71 per share, if the board of directors decided to implement the reverse stock split and utilize a ratio of 1-for-5, there can be no assurance that the post-split market price of our common stock would be $8.55 ($1.71 X 5) per share or greater. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the market price of a company’s shares declines after a reverse stock split.

•	While the board of directors believes that a higher stock price may help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

•	The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effectiveness of the Reverse Stock Split

If the stockholders approve the reverse stock split proposal and the board of directors decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Restated Certificate of Incorporation. The reverse stock split will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of common stock into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Effects of the Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of the outstanding common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would result in any holder of our common stock receiving cash in lieu of fractional shares. As described below, holders of our common stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are concurrently stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

After the reverse stock split, the number of authorized shares of common stock will be 750,000,000 shares and the number of unissued shares of common stock will be approximately 595,614,383 to 711,403,596 shares depending upon the reverse stock split ratio selected by the board. Our board of directors believes that maintaining the same number of authorized shares of common stock, and thereby increasing the number of shares available for future issuance, will provide us with the certainty and flexibility to undertake various types of transactions, including financings, acquisitions of companies or assets, strategic transactions, increases in the shares reserved for issuance pursuant to stock incentive plans, sales of stock or securities convertible into our common stock, or other corporate transactions not yet determined. Certain kinds of these transactions may have anti-takeover effects, as described in more detail below, and certain kinds of these transactions may require stockholder approval under Delaware law or applicable Nasdaq rules, but the board of directors believes that this certainty and flexibility is helpful to Finisar and in the stockholders’ interests. We do not have any current plans, proposals or arrangements (written or otherwise) to issue any additional shares other than pursuant to equity plans and registration statements currently in existence and previously publicly announced transactions.

The principal effects of the reverse stock split would include the following:

•	depending on the ratio for the reverse stock split implemented by the board of directors, each 2, 3, 4, 5, 6, 7 or 8 shares of common stock you own will be combined into one new share;

•	the number of shares of common stock issued and outstanding will be reduced proportionately based on the ratio selected by the board of directors;

•	appropriate adjustments will be made to stock options and restricted stock units granted under company plans to maintain the economic value of the awards;

•	the number of shares reserved for issuance under our existing stock-based compensation plans will be reduced proportionately based on the ratio selected by the board of directors (and any other appropriate adjustments or modifications will be made under the plans);

•	the conversion price of our 5.25% Convertible Subordinated Notes due 2008, our 2.5% Convertible Subordinated Notes due 2010 and our 2.5% Convertible Senior Subordinated Notes due 2010 and the number of shares reserved for issuance upon conversion of those notes will be adjusted based on the ratio selected by the board of directors; and

•	appropriate adjustments will be made to the number of shares of Series RP Preferred Stock purchasable upon exercise of each of the preferred share purchase rights granted to stockholders pursuant to our rights agreement (depending on the ratio selected by the board of directors) and one right will continue to be associated with each share of common stock.

The reduction in the number of issued and outstanding shares is expected to increase the trading price of our common stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split. The trading price of our common stock depends on many factors, including many which are beyond our control. As discussed above, a higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our common stock. On the other hand, to the extent that negative investor sentiment regarding our common stock is not based on our underlying business fundamentals, the reverse stock split may not overcome such sentiment.

The shares of common stock issued as a result of the reverse stock split will be fully paid and non-assessable. The Amendment will not change the terms of our common stock. The post-split shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the number selected by the board of directors for the reverse stock split ratio will be entitled to receive a cash payment in lieu thereof as described below. Stockholders will not be entitled to receive interest for the period of time between the effective date of any reverse stock split and the date payment is received.

Effect on Certificated Shares

As soon as practicable after the effective date of any reverse stock split, we will request that all stockholders holding shares of our common stock in certificate form return their stock certificates representing shares of common stock outstanding on the effective date in exchange for certificates representing the number of whole shares of common stock into which the shares of old common stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates. Stockholders should not destroy any stock certificates and should not submit their old certificates until requested to do so. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent’s instructions, together with the properly executed and completed letter of transmittal.

Beginning with the effective date of any reverse stock split, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of common stock previously represented by the certificate that were combined pursuant to the reverse stock split. If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder as soon as practicable after receipt of the completed letter of transmittal.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on our transfer agent’s books and records but do not hold stock certificates)

Certain of the registered holders of our common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of any reverse stock split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment.

Effect on Beneficial Holders of Common Stock (i.e. Stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the effective date of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per-share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Finisar with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of Finisar, nor is it part of a plan by management to recommend to the board and stockholders a series of amendments to the Restated Certificate of Incorporation. Other than the proposal for the reverse stock split, the board of directors does not currently contemplate recommending the adoption of any other amendments to the Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Finisar.

U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion of the material U.S. federal income tax consequences of the proposed reverse stock split is based upon the current provisions of the Internal Revenue Code of 1986, as amended, and other legal authorities, all of which could be changed at any time, possibly with retroactive effect. Such a change could alter or modify the statements and conclusions set forth below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. The following discussion assumes that the pre-reverse stock split shares of common stock were, and the post-reverse-stock split shares will be, held as a “capital asset” as defined in the Internal Revenue Code of 1986, as amended. This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

Subject to the discussion below concerning the treatment of the receipt of cash payments instead of receipt of fractional shares, no gain or loss should be recognized by a stockholder as a result of such stockholder’s exchange of pre-reverse stock split common stock for post-reverse stock split common stock in connection with the reverse stock split. The tax basis and holding period of each post-reverse stock split share of common stock received (including any fraction of a post-reverse stock split share deemed to have been received and then redeemed) should generally be the same as the tax basis and holding period of the pre-reverse stock split shares of common stock surrendered in connection with receipt of the post-reverse stock split shares of common stock, with the tax basis and holding period determined separately with respect to blocks of pre-reverse split shares of common stock that were acquired on the same date and at the same price The receipt of a cash payment instead of receipt of a fractional share interest will result in recognition of capital gain or capital loss for U.S. federal income tax purposes. The deductibility of any capital loss is subject to limitations.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

No Appraisal Rights

Stockholders do not have any appraisal rights under Delaware General Corporation Law or under our Restated Certificate of Incorporation in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the board of directors that a reverse stock split, at a ratio determined by the board of directors as described above, is in the best interests of Finisar and its stockholders. The board’s determination as to whether to effect the reverse stock split and, if so, at what ratio, will be based upon various factors such as the existing and expected marketability and liquidity for our common stock, prevailing market conditions, the recent trading history of our common stock and the likely effect on the market price of our common stock. Should the board of directors determine that the reverse stock split is not in the best interests of Finisar or its stockholders, the board of directors will not proceed with the reverse stock split. By voting in favor of the reverse stock split, you are also expressly authorizing the board of directors to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

The board of directors unanimously recommends that you vote “FOR” the proposal to extend the time within which our board of directors is authorized to amend the Restated Certificate of Incorporation to effect the reverse stock split of the outstanding shares of common stock.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our board of directors has selected Ernst & Young LLP to serve as independent auditors to audit the consolidated financial statements of Finisar for the fiscal year ending April 30, 2008. Ernst & Young LLP has acted in such capacity since its appointment in fiscal year 1999. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Finisar for the fiscal years ended April 30, 2007 and April 30, 2006 by Ernst & Young LLP:

	Year Ended	Year Ended
	April 30,	April 30,
	2007	2006

Audit Fees(1)
Core audit fees	$2,192,000	$2,131,000
Audit fees related to stock option restatement	3,000,000	—
Audit-Related Fees(2)	56,000	88,000
Tax Fees(3)	34,000	30,000

	$5,282,000	$2,249,000

(1)	Audit fees consist of fees billed for professional services rendered for the audit of Finisar’s consolidated annual financial statements, internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services. We incurred total audit fees for fiscal 2007 of $5.3 million, of which approximately $2.2 million was for our core audit fees and approximately $3.0 million was related to the audit of our restated financial statements and the review of the independent investigation into our historical stock option practices.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Finisar’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to employee benefit plan audits, consultations in connection with acquisitions and consultations concerning financial reporting.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

The Audit Committee has determined that all services performed by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services provided by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services, provided that the chair reports any decisions to the Audit Committee at its next scheduled meeting. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval process.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of this proposal. If the stockholders do not approve the ratification of the appointment of Ernst & Young LLP as our auditors, the Audit Committee will re-consider its selection.

The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2008.

PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP
BY MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 1, 2008 by:

•	each stockholder known by us to beneficially own of more than 5% of our common stock;

•	each of our executive officers listed on the Summary Compensation Table under “Executive Compensation and Related Matters” below;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

	Shares of Common Stock
	Beneficially Owned(1)
Name of Beneficial Owner(1)	Number	Percentage

5% Stockholders:
FMR Corp.(2)	47,096,466	15.2%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc.(3)	27,999,000	9.1%
100 E. Pratt Street Baltimore, MD 21202
The PNC Financial Services Group, Inc. and PNC Bank, National Association; PNC Bancorp, Inc.(4)	15,734,716	5.1%
The PNC Financial Services Group, Inc. and PNC Bank, NA
One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222
PNC Bancorp, Inc.
300 Delaware Avenue, Suite 304 Wilmington, DE 19801
Executive Officers and Directors:
Frank H. Levinson(5)	16,118,023	5.2%
Jerry S. Rawls(6)	7,329,392	2.4%
Stephen K. Workman(7)	1,062,082	*
Anders Olsson(8)	633,895	*
Larry D. Mitchell(9)	182,500	*
Roger C. Ferguson(10)	130,000	*
David Buse(11)	550,000	*
Joseph A. Young(12)	398,540	*
David C. Fries(13)	40,000	*
Robert N. Stephens(14)	40,000	*
Dominique Trempont(15)	40,000	*
All executive officers and directors as a group (11 persons)(16)	26,524,432	8.6%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is: c/o Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, CA 94089. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following February 1, 2008 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Accordingly, percent ownership is based on 308,722,634 shares of common stock outstanding as of February 1, 2008 plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days following February 1, 2008. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

(2)	Based on information contained in a Schedule 13G/A dated February 14, 2008, filed with the Securities and Exchange Commission. Includes 47,048,680 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), which is acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares of Common Stock of Finisar Corporation owned by the investment companies at December 31, 2007 included 5,511,471 shares of Common Stock resulting from the assumed conversion of $20,420,000 principal amount of Finisar’s 2.5% convertible subordinated notes due 2010.

The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 20,000,000 shares or 6.366% of the Common Stock outstanding. Fidelity Mid Cap Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 47,048,680 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 44,000 shares or 0.014% of the outstanding Common Stock of Finisar Corporation as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 44,000 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

Fidelity Ventures III “FVIII”, 82 Devonshire Street, Boston, Massachusetts 02109, is the beneficial owner of 3,680 shares or 0.000% of the outstanding common stock of the Company. FVIII is a Delaware limited partnership. The general partner of FVIII is Fidelity Ventures Advisors III limited partnership, a Delaware limited partnership. The general partner of Fidelity Ventures Advisors III is Fidelity Investors Management Corp., a Delaware corporation. The limited partners of FVIII are Fidelity Investors III limited partnership and Fidelity International Limited.

Fidelity Ventures Partners III “FVPIII”, 82 Devonshire Street, Boston, Massachusetts 02109, is the beneficial owner of 106 shares or 0.000% of the outstanding common stock of the Company. FVPIII is a Delaware limited partnership. The general partner of FVPIII is Fidelity Ventures Advisors III limited partnership, a Delaware limited partnership. The general partner of Fidelity Ventures Advisors III is Fidelity Investors

Management Corp., a Delaware corporation. The limited partners of FVPIII are members of the investment management team of Fidelity Ventures III.

(3)	Based on information contained in a Schedule 13G/A dated February 14, 2008, filed with the Securities and Exchange Commission.

(4)	Based on information contained in a Schedule 13G dated February 8, 2008, filed with the Securities and Exchange Commission.

(5)	Based on information contained in a Schedule 13G/A dated February 12, 2008, and Form 4 Reports filed with the Securities and Exchange Commission. Includes 16,118,023 shares held by the Frank H. Levinson Revocable Living Trust (the “Trust”) which includes 1,605,409 shares received in December 2007 as a liquidating distribution from Seti Trading Co., Inc. (“Seti”) of which Dr. Frank H. Levinson was a director and the Trust was a 50% owner. In prior reports, Dr. Levinson reported dispositive power with respect to all 3,210,818 shares of Finisar common stock held by Seti and voting power with respect to 1,605,409 shares of Finisar common stock held by Seti. As sole trustee of the Trust, Dr. Levinson exercises sole voting power and dispositive power over the shares held by the Trust. The amount held by the Trust also includes 780,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(6)	Includes 5,649,392 shares held by The Rawls Family, L.P. Mr. Rawls is the president of the Rawls Management Corporation, the general partner of The Rawls Family, L.P. Also includes 1,680,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(7)	Includes 560,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(8)	Includes 620,667 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(9)	Includes 150,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(10)	Includes 60,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(11)	Includes 540,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(12)	Includes 361,087 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(13)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(14)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(15)	Includes 40,000 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

(16)	Includes 4,871,754 shares issuable upon exercise of options exercisable within 60 days following February 1, 2008.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Compensation

Compensation Discussion and Analysis

Overview

The following discussion explains our compensation philosophy, objectives and procedures and describes the forms of compensation awarded to our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly-compensated executives (determined as of April 30, 2007). We refer to these individuals as our “named executive officers.” This discussion focuses on the information contained in the tables and related footnotes and narrative included below, primarily for our 2007 fiscal year, but we also describe compensation actions taken before and after fiscal 2007 to the extent that information enhances the understanding of our executive compensation disclosure.

Philosophy, Objectives and Procedures

Our fundamental compensation philosophy is to align the compensation of our senior management with our annual and long-term business objectives and performance and to offer compensation that will enable us to attract, retain, and appropriately reward executive officers whose contributions are necessary for our long-term success. We seek to reward our executive officers’ contributions to achieving revenue growth, increasing operating profits, and controlling overhead costs. We operate in a very competitive environment for executive talent, and it is our belief that our compensation packages should be competitive when compared to our peers but also perceived as fair, when considered both externally and internally.

The Compensation Committee of our Board of Directors oversees the design and administration of our executive compensation program. The principal elements of the program are base salary, annual cash bonuses and equity awards which, to date, have been in the form of stock options. We also provide our executive officers with other benefits and perquisites generally available to our other employees.

Generally, the Compensation Committee reviews the compensation of our executive officers in the early part of each fiscal year and takes action at that time to award bonuses for the preceding fiscal year and set base salaries and target bonuses for the current year. In setting our executive officers’ total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by comparable companies. The Compensation Committee takes into consideration recommendations of our Chief Executive Officer, although he does not participate in discussions regarding his own compensation.

Periodically, the Compensation Committee retains compensation consultants to assist it in its review of executive officer compensation. In connection with its annual review early in fiscal 2007, the Compensation Committee engaged Assets Unlimited, Inc., a compensation consulting firm, for this purpose. The Compensation Committee reviewed cash and equity compensation analyses prepared by Assets Unlimited, Inc. based on data for comparable companies and met with a representative of that firm. The Compensation Committee did not engage compensation consultants in connection with its fiscal 2008 review of executive officer compensation.

Forms of Compensation

Base Salaries

Base salaries for our executive officers are initially set based on negotiation with the individual executive officer at the time of recruitment and with reference to salaries for comparable positions in the networking industry for individuals of similar education and background to the executive officer being recruited. We also give consideration to the individual’s experience, reputation in his or her industry and expected contributions to Finisar. Salaries are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations of our Chief Executive Officer, (ii) the Compensation Committee’s assessment of the individual performance of the executive officers during the previous fiscal year, (iii) Finisar’s financial results for the previous fiscal year, and (iv) changes in competitive pay levels.

During fiscal 2007, base salaries accounted for approximately 36% of the total compensation of our Chief Executive Officer and an average of approximately 45% of the total compensation of our other named executive officers.

Annual Cash Bonuses

It is our policy that a substantial component of each executive officer’s potential annual compensation take the form of a performance-based bonus. Bonus awards to executive officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on our financial performance and the achievement of the officer’s individual performance objectives. The Chief Executive Officer’s bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.

At the beginning of each fiscal year, the Compensation Committee awards cash bonuses to our executive officers in recognition of their contributions during the previous fiscal year. In July 2006, the Compensation Committee established target bonuses for our executive officers for fiscal 2007 and a methodology for the calculation of individual bonuses, based on the target bonuses. Under this methodology, each executive officer’s bonus was to be based: 35% on our achievement of targeted operating income, 35% on our achievement of targeted revenue growth and 30% on the achievement of individual goals. In its annual review of executive compensation in August 2007, the Compensation Committee determined that the formula approved at the beginning of the fiscal year did not produce bonuses that were fully reflective of the officers’ contributions. Accordingly, the Compensation Committee awarded the following bonuses which, in each case, were less than the officer’s fiscal 2007 target bonus but more than would have been payable under the original formula:

	Fiscal 2007
	Annual Cash Bonuses
		Amount
Name	Target	Awarded

Jerry S. Rawls	$250,000	$125,000
Stephen K. Workman	$100,000	$50,000
David Buse	$100,000	$50,000
Anders Olsson	$90,000	$60,000
Joseph A. Young	$120,000	$100,000

During fiscal 2007, annual cash bonuses accounted for approximately 11% of the total compensation of our Chief Executive Officer and an average of approximately 10% of the total compensation of our other named executive officers.

In August 2007, the Compensation Committee established target bonuses for fiscal 2008 and the methodology for the calculation of individual bonuses. Under this methodology, each executive officer’s bonus was to be based: 80% on our achievement of targeted earnings per share and 20% on the achievement of individual goals. The fiscal 2008 target bonuses for the named executive officers are as follows:

Fiscal 2008
Name	Target Bonus

Jerry S. Rawls	$425,000
Stephen K. Workman	$260,000
David Buse	$290,000
Anders Olsson	$288,000
Joseph A. Young	$340,000

Long-Term Incentives.

Longer term incentives are provided through stock options, which reward executives and other employees through the growth in value of our stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of our employees with those of our stockholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities, historical and expected contributions to Finisar, and the officer’s existing stock ownership and previous option grants, with primary weight given to the executive officer’s relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join Finisar may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of our common stock on the date of grant and will provide value to the executive officers only when the price of our common stock increases over the exercise price.

The vesting of stock options held by our named executive officers is subject to acceleration pursuant to the terms of the Finisar Executive Retention and Severance Plan described below.

Long-term equity incentives accounted for approximately 52% of the total compensation of our Chief Executive Officer and an average of approximately 44% of the total compensation of our other named executive officers.

Other Benefits and Perquisites

We generally provide for our named executive officers and other executives to receive the same general health and welfare benefits offered to all employees. We also offer participation in our defined contribution 401(k) plan. We currently provide no other perquisites to our named executive officers and other executives.

During fiscal 2007, personal benefits and perquisites accounted for less than 1% of the total compensation of our Chief Executive Officer and our other named executives officers.

Executive Retention and Severance Plan

We have no long-term employment agreements with any of our key personnel. However, our executive officers and certain other key executives designated by the Compensation Committee are eligible to participate in the Finisar Executive Retention and Severance Plan adopted by the Compensation Committee in February 2003. Participants in this plan who are executive officers are entitled to receive cash severance payments equal to two years base salary and health and medical benefits for two years in the event their employment is terminated in connection with a change in control of Finisar. In addition, in the event of a change in control, vesting of stock options held by participants in the plan will be accelerated by one year, if the options are assumed by the acquiring company. If the options are not assumed by the acquiror, or if the participant’s employment is terminated in connection with the change in control, vesting of the options will be accelerated in full. Upon any other termination of employment, participants are entitled only to accrued salary and any other vested benefits through the date of termination. We believe that the severance and change in control provisions of our Executive Retention and Severance Plan are comparable to the provisions and benefit levels of other companies disclosing similar plans as reported in public filings.

Accounting for Executive Compensation

We account for equity compensation paid to our employees under the rules of Statement of Financial Accounting Standards No. 123R, which requires us to measure and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Tax Considerations

We intend to consider the impact of Section 162(m) of the Internal Revenue Code in determining the mix of elements of future executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our named executive officers to $1 million annually. The stock options granted to our executive officers are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility.

Report of the Compensation Committee

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions included this proxy statement. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

COMPENSATION COMMITTEE

David C. Fries (Chair)
Roger C. Ferguson
Larry D. Mitchell
Robert N. Stephens

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee during fiscal 2007 was composed of Roger C. Ferguson, David C. Fries, Larry D. Mitchell and Robert N. Stephens. No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Summary Compensation Information

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended April 30, 2007 for (i) the Chief Executive Officer and the Chief Financial Officer of the Company, and (ii) each of the three other most highly compensated executives of the Company (determined as of April 30, 2007) (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Compensation(1)	Total

Jerry S. Rawls	2007	$400,000	$125,000	$584,737	$6,534	$1,116,271
President and Chief Executive Officer
Stephen K. Workman	2007	250,000	50,000	168,428	6,531	474,779
Senior Vice President, Finance, Chief Financial Officer and Secretary
David Buse	2007	280,000	50,000	274,955	6,912	611,867
Senior Vice President and General Manager, Network Tools Division
Anders Olsson	2007	275,000	60,000	387,880	6,833	729,713
Senior Vice President, Engineering
Joseph A. Young	2007	325,000	100,000	274,249	7,379	706,628
Senior Vice President and General Manager, Optics Division

(1)	Represents the matching contribution that Finisar made to Finisar’s 401(k) plan.

(2)	Valuation based on the dollar amount of cumulative option grants recognized for financial statement reporting purposes pursuant to FAS 123R with respect to the fiscal year ended April 30, 2007. The assumptions used by us with respect to the valuation of option grants are set forth in “Finisar Corporation Consolidated Financial Statements — Notes to Financial Statements — Note 16 — Stockholders’ Equity” included in our Form 10-K Report for our fiscal year ended April 30, 2007 which accompanies this proxy statement.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to the options granted during or for the year ended April 30, 2007 to each of our named executive officers.

Grant of Plan-Based Awards Table

								All Other	All Other
								Stock	Option	Exercise or	Grant Date
								Awards:	Awards:	Base	Fair Value
								Number	Number of	Price	of Stock
		Estimated Future Payments			Estimated Future Payments			of Shares	Securities	of Option	and
		Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards			of Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/shr)	Awards

Jerry S. Rawls	6/6/2006	—	$250,000	$250,000	—	—	—	—	400,000	4.63	$1,465,880
Stephen K. Workman	6/6/2006	—	$100,000	$100,000	—	—	—	—	75,000	4.63	$274,853
David Buse	6/6/2006	—	$100,000	$100,000	—	—	—	—	100,000	4.63	$366,470
Anders Olsson	6/6/2006	—	$90,000	$90,000	—	—	—	—	100,000	4.63	$366,470
	3/8/2007								3,332	3.21	$7,868
Joseph A. Young	6/6/2006	—	$120,000	$120,000	—	—	—	—	200,000	4.63	$732,940
	3/8/2007								5,435	3.21	$12,384

(1)	Amounts reflect potential cash bonuses payable as determined by the Compensation Committee. Actual payments approved by the Compensation Committee for Messrs. Rawls, Workman, Buse, Olsson and Young were $125,000, $50,000, $50,000, $60,000, and $100,000, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding option plan awards for each of the named executive officers as of the end of its fiscal year on April 30, 2007.

Outstanding Equity Awards at Fiscal Year-End Table

	Individual Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Exercise
	Options (#)	Options (#)		Price	Expiration
Name	Exercisable	Unexercisable		per Share	Date

Jerry S. Rawls	800,000	200,000	(1)	$1.73	6/7/2012
	120,000	80,000	(2)	$1.95	8/27/2013
	160,000	240,000	(3)	$1.92	6/2/2014
	100,000	400,000	(4)	$1.22	6/8/2015
	0	400,000	(5)	$4.63	6/6/2016
Stephen K. Workman	100,000			$1.80	6/19/2013
	65,000			$1.80	6/19/2013
	160,000	40,000	(6)	$1.80	6/19/2013
	45,000	30,000	(2)	$1.95	8/27/2013
	80,000	120,000	(3)	$1.92	6/2/2014
	0	75,000	(5)	$4.63	6/6/2016
David Buse	240,000	160,000	(7)	$2.80	12/18/2013
	80,000	120,000	(3)	$1.92	6/2/2014
	40,000	160,000	(4)	$1.22	6/8/2015
	0	100,000	(5)	$4.63	6/6/2016
Anders Olsson	300,000	200,000	(8)	$3.26	2/2/2014
	80,000	120,000	(3)	$1.92	6/2/2014
	40,000	160,000	(4)	$1.22	6/8/2015
	0	100,000	(5)	$4.63	6/6/2016
	0	3,332	(9)	$3.21	3/8/2017
Joseph A. Young	160,000	240,000	(10)	$1.47	10/29/2014
	40,000	160,000	(4)	$1.22	6/8/2015
	0	200,000	(5)	$4.63	6/6/2016
	0	5,435	(9)	$3.21	3/8/2017

(1)	The option was granted on 6/7/2002. The shares became exercisable as to 20% of the shares on 6/7/2003 and vest annually thereafter to be fully vested on 6/7/2007 assuming continued employment with Finisar Corporation.

(2)	The option was granted on 8/27/2003. The shares became exercisable as to 20% of the shares on 8/27/2004 and vest annually thereafter to be fully vested on 8/27/2008 assuming continued employment with Finisar Corporation.

(3)	The option was granted on 6/2/2004. The shares became exercisable as to 20% of the shares on 6/2/2005 and vest (3) annually thereafter to be fully vested on 6/2/2009 assuming continued employment with Finisar Corporation.

(4)	The option was granted on 6/8/2005. The shares became exercisable as to 20% of the shares on 6/8/2006 and vest annually thereafter to be fully vested on 6/8/2010 assuming continued employment with Finisar Corporation.

(5)	The option was granted on 6/6/2006. The shares become exercisable as to 20% of the shares on 6/6/2007 and vest annually thereafter to be fully vested on 6/6/2011 assuming continued employment with Finisar Corporation.

(6)	The option was granted on 6/19/2003. The shares became exercisable as to 20% of the shares on 6/7/2003 and vest annually thereafter to be fully vested on 6/7/2007 assuming continued employment with Finisar Corporation.

(7)	The option was granted on 12/18/2003. The shares became exercisable as to 20% of the shares on 12/15/2004 and vest annually thereafter to be fully vested on 12/15/2008 assuming continued employment with Finisar Corporation.

(8)	The option was granted on 2/2/2004. The shares became exercisable as to 20% of the shares on 2/2/2005 and vest annually thereafter to be fully vested on 2/2/09 assuming continued employment with Finisar Corporation.

(9)	The option was granted on 3/8/2007. The shares become exercisable as to 20% of the shares on 3/8/2008 and vest annually thereafter to be fully vested on 3/8/2012 assuming continued employment with Finisar Corporation.

(10)	The option was granted on 10/29/2004. The shares became exercisable as to 20% of the shares on 10/29/2005 and vest annually thereafter to be fully vested on 10/29/2009 assuming continued employment with Finisar Corporation.

Option Exercises

There were no exercises of options to purchase our common stock in the fiscal year ended April 30, 2007, by the persons named in the Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

Jerry S. Rawls, David Buse, Anders Olsson, Stephen K. Workman and Joseph A. Young are eligible to participate in the Finisar Executive Retention and Severance Plan. This plan provides that in the event of a qualifying termination each of the participating executives will be entitled to receive (i) a lump sum payment equal to two years’ base salary (excluding bonus) and (ii) medical, dental and insurance coverage for two years, or reimbursement of premiums for COBRA continuation coverage during such period. A qualifying termination is defined as an involuntary termination other than for cause or a voluntary termination for good reason upon or within 18 months following a change in control, as such terms are defined in the executive severance plan. In addition, the plan provides that the vesting of stock options held by eligible officers will be accelerated as follows: (i) one year of accelerated vesting upon a change of control, if the options are assumed by a successor corporation, (ii) 100% accelerated vesting if the options are not assumed by a successor corporation, and (iii) 100% accelerated vesting upon a qualifying termination. In the event the employment of any of our named executive officers were to be terminated without cause or for good reason, within 18 months following a change in control of Finisar, each as of April 30, 2007, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

Name	Cash Severance

Jerry S. Rawls	$33,333 per month for 24 months
Stephen K. Workman	$20,833 per month for 24 months
David Buse	$23,333 per month for 24 months
Anders Olsson	$22,917 per month for 24 months
Joseph A. Young	$27,083 per month for 24 months

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive not for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments.

In the event the employment of any of our named executive officers were to be terminated without cause or for good reason within 18 months following a change in control of Finisar, each as of April 30, 2007, the following individuals would be entitled to accelerated vesting of their outstanding stock options described in the table below:

Name	Value of Equity Awards:(1)

Jerry S. Rawls	Fully vested; 2,500,000 options with a value of $4.1 million.
Stephen K. Workman	Fully vested; 715,000 options with a value of $1.1 million.
David Buse	Fully vested; 900,000 options with a value of $1.1 million.
Anders Olsson	Fully vested; 1,003,332 options with a value of $1.0 million.
Joseph A. Young	Fully vested; 805,435 options with a value of $1.3 million.

(1)	Potential gains are net values based on the aggregate difference between the respective exercise prices and the closing sale price of our common stock on April 30, 2007, which was $3.62 per share.

Director Compensation

Non-employee directors receive an annual retainer of $30,000, $2,000 for attendance in person at each meeting of the board of directors or committee meeting (with meetings of the board of directors and all committees held within any 24 hour period considered to be a single meeting) and $500 for attendance at such meetings via telephone. In addition, members of the Audit Committee receive an annual retainer of $5,000, and the Chairman of the Audit Committee receives $10,000 for annual service in such capacity, members of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $2,500, and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive $5,000 for annual service in such capacity. We reimburse directors for their reasonable expenses incurred in attending meetings of the board of directors.

In addition, all non-employee directors are granted an option to purchase 50,000 shares of common stock upon their initial election to the board and an option to purchase 20,000 shares of common stock on an annual basis. The date of grant of the annual options is generally made at the first meeting of the Board of Directors in each fiscal year. The initial options vest over a period of three years from the date of grant and the annual options vest on the first anniversary of the date of grant. As with all options, the per-share exercise price of each such option will equal the fair market value of a share of common stock on the date of grant.

The following table presents the compensation paid to our non-employee directors in the fiscal year ended April 30, 2007:

Director Compensation Table

	Fees Earned or	Option	All Other		Total
Name	Paid in Cash	Awards(1)(2)	Compensation		Compensation

Roger C. Ferguson	$51,500	$67,932	$0		$119,432
David C. Fries	$43,500	$73,435	$0		$116,935
Larry D. Mitchell	$49,000	$67,932	$0		$116,932
Robert N. Stephens	$42,125	$72,197	$0		$114,322
Dominique Trempont	$42,875	$72,197	$0		$115,072
Frank H. Levinson	$32,000	$65,864	$86,115	(3)	$183,979

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123R with respect to the fiscal year ended April 30, 2007. The assumptions used by us with respect to the valuation of option grants are set forth in “Finisar Corporation Consolidated Financial Statements — Notes to Financial Statements — Note 16 — Stockholders’ Equity” included in our Form 10-K Report for our fiscal year ended April 30, 2007 which accompanies this proxy statement.

(2)	The following table sets forth certain information with respect to the options granted during or for the fiscal year ended April 30, 2007 to each non-employee member of our Board of Directors:

		Number of	Exercise	Grant Date
		Shares of	Price of	Fair Value
		Common Stock	Option Awards	of Option
Name	Grant Date	Underlying Options	($/Share)	Awards

Roger C. Ferguson	06/06/2006	20,000	$4.63	$73,294
David C. Fries	06/06/2006	20,000	$4.63	$73,294
Larry D. Mitchell	06/06/2006	20,000	$4.63	$73,294
Robert N. Stephens	06/06/2006	20,000	$4.63	$73,294
Dominique Trempont	06/06/2006	20,000	$4.63	$73,294
Frank Levinson	06/06/2006	20,000	$4.63	$73,294

(3)	This amount represents payments made under a consulting agreement with Dr. Levinson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Frank H. Levinson, our former Chairman of the Board and Chief Technical Officer and a current director, is a member of the board of directors of Fabrinet, Inc., a privately held contract manufacturer. In June 2000, we entered into a volume supply agreement with Fabrinet, at rates which we believe to be market, under which Fabrinet serves as a contract manufacturer for us. In addition, Fabrinet purchases certain products from us. During the fiscal years ended April 30, 2007 and 2006, we made payments of approximately $76.6 million and $66.5 million to Fabrinet and Fabrinet made payments of approximately $44.7 million and $38.7 million to us.

In connection with the acquisition by VantagePoint Venture Partners in April 2005 of the 34 million shares of our common stock held by Infineon Technologies AG that we had previously issued to Infineon in connection with our acquisition of Infineon’s optical transceiver product lines, we entered into an agreement with VantagePoint under which we agreed to use our reasonable best efforts to elect a nominee of VantagePoint to our board of directors, provided that the nominee was reasonably acceptable to the board’s Nominating and Corporate Governance Committee as well as our full board of directors. In June 2005, David C. Fries, a Managing Director of VantagePoint, was elected to our board of directors pursuant to that agreement. We also agreed to file a registration statement to provide for the resale of the shares held by VantagePoint and certain distributees of VantagePoint. As a result of the reduction in VantagePoint’s holdings of our common stock following distributions by VantagePoint to its partners, our obligations regarding the election of a nominee of VantagePoint to our board of directors have terminated and we are no longer obligated to maintain a registration statement for the resale of shares held by VantagePoint and certain distributees of VantagePoint.

The Audit Committee is responsible for reviewing and approving any transactions between the Company and any related parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from executive officers and directors, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders during the fiscal year ended April 30, 2007 were satisfied.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain five compensation plans that provide for the issuance of our common stock to officers, directors, other employees or consultants. These consist of the 1989 Stock Option Plan, the 2005 Stock Incentive

Plan, the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan, which have been approved by our stockholders, and the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), which has not been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2007:

Number of
Shares Remaining
	Number of		Available for
	Shares to Be Issued		Future Issuance
	Upon Exercise of		Under Equity
	Outstanding	Weighted-Average	Compensation
	Options,	Exercise Price of	Plans (Excluding
	Warrants and	Outstanding Options,	Shares Reflected
	Rights	Warrants and Rights	in Column (a))
Plan Category(1)	(a)	(b)	(c)

Equity compensation plans approved by stockholders	44,234,843	$2.53	36,330,909 (1)
Equity compensation plan not approved by stockholders(2)(3)	1,884,272	$3.69	2,544,350

(1)	Consists of shares available for future issuance under the plans. In accordance with the terms of the Employee Stock Purchase Plan, the number of shares available for issuance under the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan will increase by 1,000,000 shares on May 1 of each calendar year until and including May 1, 2010. In accordance with the terms of the 2005 Stock Incentive Plan, the number of shares of our common stock available for issuance under the 2005 Stock Incentive Plan will increase on May 1 of each calendar year until and including May 1, 2015 by an amount equal to five percent (5%) of the number of shares of our common stock outstanding as of the preceding April 30.

(2)	Excludes options assumed by Finisar in connection with acquisitions of other companies. As of April 30, 2007, 26,882 shares of our common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $2.20 per share. No additional options may be granted under these assumed equity rights.

(3)	A total of 5,850,000 shares of our common stock have been reserved for issuance under the 2001 Plan. As of April 30, 2007, a total of 1,448,260 shares of common stock had been issued upon the exercise of options granted under the 2001 Plan.

Material Features of the 2001 Nonstatutory Stock Option Plan

As of April 30, 2007, 4,401,740 shares of our common stock were reserved for issuance under the 2001 Plan. The 2001 Plan was adopted by our board on February 16, 2001 and provides for the granting of nonstatutory stock options to employees and consultants with an exercise price per share not less than 85% of the fair market value of our common stock on the date of grant. However, no person is eligible to be granted an option under the 2001 Plan whose eligibility would require approval of the 2001 Plan by our stockholders. Options granted under the 2001 Plan generally have a ten-year term and vest at the rate of 20% of the shares on the first anniversary of the date of grant and 20% of the shares each additional year thereafter until fully vested. Some of the options that have been granted under the 2001 Plan are subject to full acceleration of vesting in the event of a change in control of Finisar.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined under the listing standards for the Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on Finisar’s website at http://investor.finisar.com/corpgov.cfm.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by Finisar to any governmental body or to the public, and on Finisar’s compliance with legal and regulatory requirements. Consistent with these functions, the Audit Committee encourages continuous improvement of, and fosters adherence to, Finisar’s financial policies, procedures and practices at all levels.

The Audit Committee is responsible for retaining Finisar’s independent public accountants, evaluating their independence, qualifications and performance and approving in advance the engagement of the independent public accounting firm for all audit and non-audit services. Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with applicable laws and regulations. Finisar’s independent public accountants are responsible for auditing the financial statements. The Audit Committee meets with such independent public accountants and management to review the scope and the results of the annual audit, Finisar’s audited financial statements and other related matters as set forth in the charter. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and the Audit Committee’s role does not include providing to stockholders, or others, special assurances regarding such matters.

The Audit Committee has reviewed and discussed Finisar’s audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Finisar’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of Finisar’s financial statements. In addition, the Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the result of their examinations, their evaluations of Finisar’s internal controls and the overall quality of Finisar’s financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Finisar that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), which relates to the auditors’ independence from Finisar and its related entities, discussed with the auditors any relationship that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Finisar’s Board of Directors that Finisar’s audited financial statements be included in Finisar’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007.

AUDIT COMMITTEE

Roger C. Ferguson
Larry D. Mitchell
Dominique Trempont

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Finisar under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Finisar specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

We have an advance notice provision under our bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Secretary. To be timely, a stockholder proposal must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. Because this annual meeting was delayed, in order for a stockholder proposal to be properly brought before the 2008 annual meeting, the proposal must be received by us at our principal executive offices, addressed to the Secretary, not later than the close of business on the tenth day following the day on which notice of the date of the meeting is mailed or public disclosure of the meeting date is made, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

OTHER MATTERS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the annual meeting of stockholders of Finisar other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Stephen K. Workman
Secretary

February 21, 2008

APPENDIX A

PROPOSED AMENDMENT TO FINISAR’S
CERTIFICATE OF INCORPORATION

The following amendment would become effective only upon affirmative action by the Board of Directors of Finisar Corporation setting the split ratio at between 1-for-2 and 1-for-8. The Board of Directors has the authority to determine not to make the following amendment effective.

FINISAR CORPORATION
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

(PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE)

Finisar Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. Paragraph A of Article Fourth of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on November 15, 1999 (the “Restated Certificate of Incorporation”), is amended to read in its entirety as follows:

“A. The total number of shares of all classes of stock which the Corporation will have authority to issue is seven hundred fifty-five million (755,000,000), consisting of:

1. Five million (5,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the “Preferred Stock”); and

2. Seven hundred fifty million (750,000,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (the “Common Stock”).

Upon the effectiveness of the Certificate of Amendment of Restated Certificate of Incorporation (the “Effective Time”), each [          (          )] share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, in lieu of any fractional interests in shares of New Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of New Common Stock on the Nasdaq Stock Market immediately following the Effective Time. The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split.”

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares

A-1

of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

2. The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. The Corporation’s stockholders approved the amendment of the Restated Certificate of Incorporation of the Corporation as required by the Bylaws of the Corporation and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment of Restated Certificate of Incorporation shall be effective on          , 200  , at [11:59 p.m.], [Eastern Daylight Time/Eastern Standard Time].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation to be signed by the Corporation’s           this           day of          , 200  .

FINISAR CORPORATION

By:
Name:

Title:

By approving this amendment, stockholders are approving a combination of any number of shares of Common Stock, between and including two and eight, into one share. The amendment that is filed will include only one ratio determined by the Board of Directors to be in the best interests of the Corporation and its stockholders and the other ratios will be abandoned. In accordance with this proposal, the Board of Directors will not implement any amendment providing for a different split ratio.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF
FINISAR CORPORATION
March 19, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.    â
■     20330003000000000000   3
031908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	To elect three Class II directors to hold office for a three-year term and until their respective successors are elected and qualified:				2.
To consider and vote upon a proposal to extend the time within which our board of directors is authorized to effect a reverse stock split of the common stock of Finisar Corporation, at a ratio of not less than one-for-two and not more than one-for-eight, with the exact ratio to be set at a whole number within this range to be determined by the board of directors in its discretion, to any time between the date of the meeting and prior to the 2009 annual meeting of stockholders.
							☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	David C. Fries Frank H. Levinson
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Robert N. Stephens
☐	FOR ALL EXCEPT (See instructions below)				3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2008.	☐	☐	☐
					4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE, OR VOTE BY USING THE TELEPHONE OR INTERNET, SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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FINISAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
March 19, 2008
     The undersigned hereby appoints Jerry S. Rawls and Stephen K. Workman, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual meeting of Stockholders of Finisar Corporation (the “Company”) to be held at the offices of DLA Piper US LLP, 2000 University Avenue, East Palo Alto, California on March 19, 2008 at 10:00 a.m., and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.
     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
FINISAR CORPORATION
March 19, 2008

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE – Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■     20330003000000000000   3
031908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	To elect three Class II directors to hold office for a three-year term and until their respective successors are elected and qualified:				2.
To consider and vote upon a proposal to extend the time within which our board of directors is authorized to effect a reverse stock split of the common stock of Finisar Corporation, at a ratio of not less than one-for-two and not more than one-for-eight, with the exact ratio to be set at a whole number within this range to be determined by the board of directors in its discretion, to any time between the date of the meeting and prior to the 2009 annual meeting of stockholders.
							☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	David C. Fries Frank H. Levinson
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Robert N. Stephens
☐	FOR ALL EXCEPT (See instructions below)				3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2008.	☐	☐	☐
					4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE, OR VOTE BY USING THE TELEPHONE OR INTERNET, SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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